UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On December 23, 2010, Industrial Income Operating Partnership LP, a subsidiary of Industrial Income Trust Inc. (the “Company”), and certain of its affiliates, jointly and severally as Borrower, entered into a Borrowing Base Revolving Line of Credit Agreement (the “Credit Agreement”) with certain lenders including JPMorgan Chase Bank, N. A., as Administrative Agent; PNC Bank, National Association, as Syndication Agent; and US Bank, N. A., as Documentation Agent (collectively, the “Lenders”), providing for future credit advances aggregating up to $100.0 million, subject to various covenants and restrictions. The Company is the guarantor of the Borrower’s obligations under the Credit Agreement. The Credit Agreement allows the Borrower access to up to $25.0 million in swing line advances and up to $25.0 million of letters of credit (both as defined in the Credit Agreement), subject to satisfaction of certain financial covenants and also provides the Borrower an option to increase the aggregate commitments, subject to a successful syndication, up to a total of $300.0 million. The primary interest rate within the Credit Agreement is based on LIBOR plus a margin ranging from 2.25% to 2.75%, depending on the then current leverage ratio (as defined in the Credit Agreement). An alternative base rate plus margin based pricing is available as well. The maturity date of the Credit Agreement is December 23, 2013, and may be extended pursuant to a one-year extension option, subject to the satisfaction of certain financial covenants. Borrowings under the Credit Agreement are available to finance the acquisition and operation of qualified properties, as well as for working capital and general corporate purposes, and will be secured by the qualified properties financed with such borrowings.

The Credit Agreement provides for the maintenance of certain quarterly financial covenants (as set forth in the Credit Agreement), including: (i) a consolidated tangible net worth test; (ii) a consolidated leverage ratio test; (iii) a consolidated fixed charge coverage requirement; (iv) a maximum recourse indebtedness test; and (v) various qualified property covenants and restrictions. The Credit Agreement requires the Guarantor to maintain REIT status as defined under Section 856 of the Internal Revenue Code.

The Credit Agreement also contains certain affirmative and negative covenants (as defined in the Credit Agreement) which, among other things, require the Borrower to deliver to Lenders specified quarterly and annual financial information, and limit Borrower and/or Guarantor, subject to various exceptions and thresholds from: (i) merging with other companies or changing ownership interest; (ii) selling its business or substantially all of its properties; (iii) incurring additional indebtedness or off-balance sheet obligations; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; and (vi) paying distributions when there is an event of default under the Credit Agreement or that would otherwise cause an event of default, provided that distributions or dividends may be paid while an event of default is continuing if such distributions or payments are required to enable the Guarantor to qualify as a REIT.

The Credit Agreement allows for prepayment of principal and incurred interest. The Credit Agreement contains various customary events of default, which are defined in the agreement. As is customary in such financings, if an event of default occurs under the Credit Agreement, the Lender may accelerate the repayment of amounts outstanding and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Item 8.01. Other Events

On December 9, 2010, the board of directors of the Company authorized a quarterly cash distribution of $0.15625 per share of common stock for the first quarter of 2011. Individual distribution payments are calculated based on the number of days each stockholder has been a stockholder of record during the quarter. Distributions are calculated based on common stockholders of record as of the close of business on each day of the quarter. Distributions for stockholders participating in the Company’s distribution reinvestment plan will be reinvested into shares.

This Current Report on Form 8-K contains forward-looking statements that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to maintain the financial and other covenants under the Credit Agreement and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

December 30, 2010	By:	/s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer

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